Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

DOMESTIC CORPORATIONS

_______________________

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:               The name of the surviving corporation is Tyme Inc., a Delaware corporation (the “Surviving Corporation”), and the name of the corporation being merged into the Surviving Corporation is Tyme Acquisition Corp., a Delaware corporation (“Acquisition Subsidiary”).

SECOND:          The Agreement and Plan of Merger and Reorganization, dated as of March 5, 2015 by and among Tyme Technologies, Inc., a Delaware corporation, the Acquisition Subsidiary, the Surviving Corporation, Steven Hoffman, as Indemnification Representative (with respect to Section 6.3(f) thereof only), and GEM Global Yield Fund LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg (with respect to Sections 1.14, 4.8(b) and 5.1(k) thereof only) (the “Agreement of Merger”), has been approved, adopted, executed and acknowledged by each of the constituent corporations.

THIRD:              The name of the surviving corporation is Tyme Inc., a Delaware corporation.

FOURTH:          The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the merger, shall be the Certificate of Incorporation of the Surviving Corporation.  The Certificate of Incorporation of the Surviving Corporation shall be amended to read, in its entirety, as follows:

1.	Name. The name of the corporation is Tyme Inc.

2.

Registered Office and Registered Agent.  The address of the registered office of the corporation in Delaware is 1811 Silverside Road, Wilmington, DE 19810, County of New Castle.  The name of the registered agent at that address is Vcorp Services, LLC.

3.	Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.	Capital Stock. The total number of shares that the corporation is authorized to issue is 100 shares of common stock, par value $0.001 per share.

5.	Bylaws. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6.	Director Liability.

a)

Limitation. To the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Section 6 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

b)

Indemnification. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which DGCL permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

c)

Modification. Any amendment, repeal or modification of the foregoing provisions of this section 6 shall not adversely affect any right or protection of any director, officer, or other agent of the corporation existing at the time of such amendment, repeal or modification.

7.	Incorporator. The name and mailing address of the incorporator is as follows:

Linda Kalayjian

CKR Law LLP

1330 Avenue of the Americas

New York, NY  10019”

FIFTH:                The merger is to become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH:               The executed Agreement of Merger is on file at 48 Wall Street, New York, NY 10005, the place of business of the Surviving Corporation.

SEVENTH:         A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said Surviving Corporation has caused this certificate to be signed by an authorized officer, the 5th day of March, 2015.

TYME INC.

By:  /s/ Steven Hoffman

Name: Steven Hoffman

Title: President